                              RETIREMENT AGREEMENT

      This Agreement (the "Agreement") is entered into as of the 20th day of October, 2004, by and among John K. P. Stone, III ("Executive"), PolyMedica Corporation, a Massachusetts Corporation (the "Company").

                                    RECITALS

      WHEREAS Executive and the Company previously entered into an Executive Employment Agreement dated as of March 27, 2002, as amended on April 1, 2003; August 29, 2003; November 3, 2003; May 17, 2004; and August 31, 2004 and an Executive Retention Agreement dated as of March 28, 2002, as amended on November 3, 2003 and August 31, 2004 (collectively, all of the foregoing agreements shall be referred to as the "Previous Agreements"); and

      WHEREAS Executive has advised the Company that he wishes to retire effective December 31, 2004 (the "Retirement Date"); and

      WHEREAS the Company and Executive wish to plan for the smooth transition of Executive's duties; and

      WHEREAS the Company recognizes Executive's valuable service to the Company; and

      WHEREAS Executive and the Company desire for this Agreement to supersede all Previous Agreements as of January 1, 2005; and

      NOW THEREFORE, in consideration of the mutual promises and forbearances set forth in this Agreement, and other good and valuable consideration which Executive and the Company hereby acknowledge, Executive and the Company agree as follows:

      TERMS AND CONDITIONS

      1. BACKGROUND AND RECITALS. The foregoing Background and Recitals are incorporated into and made a part of the Terms and Conditions of the Agreement.

      2. RESIGNATION OF EMPLOYMENT. Executive hereby resigns his positions with the Company and its affiliates and subsidiaries as follows: General Counsel, PolyMedica Corporation; President and Secretary, Liberty Medical Supply LLC; President and Secretary, Liberty Home Pharmacy LLC; Director, Liberty Healthcare Group, Inc.; Director, Liberty Medical Supply, Inc.; Director, Liberty Home Pharmacy Corporation; Director, Liberty Therapeutic Shoe Corporation; Director, Liberty Medical Supply LLC; Director, Liberty Home Pharmacy LLC; Director, Liberty Lane Development Company, Inc; and Director, Liberty Lane Condominium Association, Inc., all effective as of the date of this Agreement. Executive shall, however, remain employed as Senior Vice President of the Company through the Retirement Date, at which time Executive agrees to execute and deliver the Resignation Letter attached hereto as Exhibit 1.

      3. RETIREMENT BENEFITS.

            3.1 RETIREMENT PAY.

                  (a) LUMP SUM RETIREMENT PAYMENT. In recognition of Executive's contributions to the Company, the Company shall pay to Executive a one-time lump sum payment in the gross amount of Six Hundred Thousand Dollars ($600,000.00), less applicable tax withholdings, upon the execution of this Agreement.

                  (b) As of the Retirement Date, the Company shall pay Executive salary continuation at his current base salary for eighteen (18) months, less all applicable tax withholdings (the "Retirement Pay"). The Retirement Pay shall be paid in accordance with the Company's normal payroll procedures, but in no event shall payment start earlier than the first regular payroll after the end of the Revocation Period for the General Release of Claims executed by Executive (as provided for in Section 10.1 herein). The full unpaid balance of the Retirement Pay, if any, shall immediately become due if Executive dies prior to the end of said eighteen (18) month period and shall be paid to his estate or as Executive may otherwise have directed by written notice to the Company. (c) The Company shall pay to Executive any accrued unpaid salary and any accrued but unpaid vacation (less applicable tax withholding) in the next regular payroll following the Retirement Date.

                  (d) In the event that other members of the Company's senior executive management team receive bonuses for FY2005, the Company shall pay Executive three-quarters of the bonus Executive would have received if he had remained employed as a senior executive of the Company for the full fiscal year (less applicable tax withholdings); said amount, if any, to be determined and calculated using the same criteria as will be used for other senior executives of the management team and paid at the same time or times as such bonuses are paid out to the senior executives of the management team.

            3.2 HEALTH INSURANCE. For a period of 18 months after the Retirement Date, or until the Executive becomes employed and covered by health insurance meeting the requirements of the Omnibus Budget Reconciliation Act of 1989 and the Health Insurance Portability and Accountability Act, whichever occurs first, the Company shall offer Executive continued health and dental insurance as required under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), or other law, and shall reimburse Executive for the full cost of that coverage. If Executive elects not to maintain health insurance pursuant to COBRA or other law, the Company is under no obligation to reimburse Executive for his otherwise elected coverage. Executive shall be obligated to give the Company prompt notice of any full-time subsequent employment, and at that time the Company's obligations under this Section 3.2, if any, shall cease if and when Executive is eligible for health insurance coverage with no pre-existing condition exclusion.

            3.3 EQUIPMENT. Executive shall be entitled to permanent ownership of the laptop computer and Blackberry handheld device provided to him by the Company.

            3.4 LIFE INSURANCE. For a period of 18 months after the Retirement Date or until Executive becomes employed and is offered comparable life insurance coverage by a new employer, whichever occurs first, the Company shall maintain or reimburse Executive for the presently effective cost of maintaining life insurance on the life of the Executive in the amount of

Five Hundred and Seventy One Thousand Dollars ($571,000). Executive shall be obligated to give the Company prompt notice of any full-time subsequent employment offering comparable life insurance coverage, and at that time the Company's obligations under this Section 3.4, if any, shall cease to the extent of such comparable coverage.

            3.5 NOTICE OF FULL-TIME SUBSEQUENT EMPLOYMENT. Executive shall be obligated to provide the Company prompt notice of his subsequent employment and at that time, the Company's obligations under Sections 3.2 and 3.4, if any, shall cease. For purposes of this Agreement, full-time subsequent employment shall mean regularly scheduled work of at least 35 hours per week for remuneration.

            3.6 401(K) PLANS. Executive is a participant in the Company's non-qualified 401(k) shadow plan/social security equalization plan/pension plan/deferred salary and bonus plan (the "SERP") and has a fully vested account balance in the SERP . Executive's participation in the SERP shall cease as of the Retirement Date. As soon as practicable and in no event later than January 15, 2005, the Company shall cause the full amount in Executive's SERP account (less applicable tax withholdings) to be paid to him in a lump sum.

            3.7 AUTOMOBILE. The Company shall continue to provide Executive with the use of the Company-leased vehicle currently provided to him and to maintain insurance and registration on said vehicle through the expiration of the current lease term in July 2006. Executive will continue to be responsible for proper maintenance and repairs of said vehicle and agrees to return the vehicle in good working order at the end of the lease term.

      4. INDEMNIFICATION AND NO ADVERSE ACTION. The Company currently maintains Directors and Officers liability insurance and acknowledges Executive's rights as an Indemnitee under the Articles of Organization (the "Articles") of the Company. The Company shall use commercially reasonable efforts to keep such policies in effect as to the Executive after the date hereof. Executive, in order to comply with the provisions of the Articles and with Massachusetts law, hereby undertakes to repay to the Company any amounts advanced for legal fees in the event that it shall ultimately be determined that the Executive was not entitled to be indemnified by the Company in accordance with the Articles. This provision does not otherwise reduce, modify, limit or impair any rights, procedural or otherwise, contained or reflected in Article 6F of the Articles of Organization.

      5. COOPERATION.

            5.1 The parties recognize that the Company may provide information to a Governmental Entity (as defined below) or plaintiffs, as the case may be, on a voluntary basis. The parties recognize and understand that the Company has the right to assert the attorney-client privilege and/or work product protection as to protected communications with Executive or any other counsel retained by the Company and/or work performed by and /or at the direction of Executive or other counsel retained by the Company and only the Company may waive such privilege or work product protection. Nor shall anything in this Section 5.1 be construed to limit or impede anyone acting on behalf of the Company from responding to any legal process. For purposes of this agreement the term "Governmental Entity" shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality, any entity charged by a Governmental Entity with the administration of a government program, or any stock market or stock exchange on which shares of the Company's stock are traded.

            5.2 The Executive agrees to cooperate fully with the Company in the defense or prosecution of any claims or actions or investigations which already have been brought, any inquiries by the United States Securities & Exchange Commission, any grand jury investigation, or any claims or actions which may be brought in the future against, or on behalf of or involving the Company before any Governmental Entity. The Executive's full cooperation in connection with such investigations, claims or actions shall include, but not be limited to, his being available to meet with the Company's counsel to prepare its claims or defenses, to prepare for trial or discovery or an administrative hearing and to act as a witness when requested by the Company at reasonable times designated by the Company. The Executive agrees that he will notify the Company promptly and in writing in the event that he is served with a subpoena or other such request for information or documents from a third party concerning the Company.

            5.3 The Company agrees that the Company and its lawyers will cooperate with Executive by providing him and his lawyers with reasonable access to copies of all business records of the Company, to which the Executive would have been entitled to access in the ordinary course of business during the period in which Executive was employed by the Company, that are necessary to enable the Executive to assist in any current or future investigation, claim or action against the Company before any Governmental Entity or any other indemnified activity for so long as such indemnification continues.

      6. NON-DISCLOSURE AND NON-COMPETITION. The Executive acknowledges and reaffirms his obligations with respect to intellectual property and non-competition, as stated more fully in the Invention and Non-Disclosure Agreement dated March 28, 2002, or under any similar later agreements with the Company (the "Confidentiality Agreement") and the Non-Competition and Non-Solicitation Agreement of the same date, or under any similar later agreements with the Company (the "Non-Compete Agreement"), each of which remains in full force and effect.

      7. RETURN OF COMPANY PROPERTY. On the Retirement Date, the Executive agrees to return all Company property in good working order which has been provided to Executive including, but not limited to, keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, cellular phones, pagers, etc.), Company identification and any other Company-owned property which is in his possession or control and to advise the Company of any password protected identification that he has placed on or used in connection with any document or file on the Company's computer system and any necessary actions required to facilitate the Company's access to all documents on the computer system; provided however, that Executive may retain the laptop computer and Blackberry handheld device as set forth in Sections 3.3 and 3.7 of this Agreement. Further, Executive agrees to leave intact all electronic Company documents, including those he developed or helped develop during his employment and to cancel all accounts for his benefit, if any, in the Company's name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts and to delete all Company files or records on any personal computer on which he stored such information.

      8. CONFIDENTIALITY. To the extent permitted by law, the Executive understands and agrees that the contents of the negotiations and discussions resulting in this Agreement shall be maintained as confidential by the Executive, his attorneys, agents and representatives, and none of the above shall be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the authorized agent of each party.

      9. RELEASES.

            9.1 The Executive agrees to execute and deliver to the Company the General Release of Claims attached hereto as Exhibit 2 on the Retirement Date. The Executive acknowledges that he has been advised by the Company to consult with an attorney of his own choosing prior to signing the General Release of Claims and that he may revoke the General Release of Claims for a period of seven (7) days from the date of execution and that the General Release of Claims shall not be effective or enforceable until the expiration of the seven (7)-day Revocation Period. In the event the Executive exercises his right to revoke the Release during the Revocation Period, this Agreement and the Company's obligations hereunder shall be null and void.

            9.2 The Company agrees to execute and deliver to the Executive the General Release of Claims attached hereto as Exhibit 3 on the Retirement Date; provided, however, that the Company's Release shall be null and void in the event the Executive revokes his Release during the Revocation Period.

            9.3 Nothing contained in the releases set forth in Sections 9.1 and
9.2 above shall be deemed to defeat the right, if any, of any issuer or underwriter of directors' and officers' liability insurance for PolyMedica and its directors and officers to recover monies on a theory of subrogation, indemnification or contribution.

      10. STOCK TRADES. The Company agrees to prepare and file with the Securities and Exchange Commission on a timely basis all reports required to be filed by Executive pursuant to Section 16 of Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; provided that Executive reports to the Company all of his transactions in the Company's securities triggering the filing of such a report no later than the initiation of such a transaction. Executive acknowledges that he is responsible for promptly and accurately reporting any transactions to the Company and that the Company is not responsible for any liability arising from its filing of such reports at the request of Executive.

      11. BOARD COMPENSATION. The Executive acknowledges that he shall not be entitled to receive any compensation as a member of the Company's Board of Directors while he is receiving Retirement Pay under this Agreement; provided, however, that nothing in this Agreement affects any rights Executive has or may have under any stock option grants that the Executive has received pursuant to the Company's 2000 Stock Incentive Plan.

      12. VOLUNTARY ASSENT. The Executive affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

      13. MISCELLANEOUS.

            13.1 ENTIRE AGREEMENT. This Agreement contains the entire understanding of Executive and the Company in respect of its subject matter and supersedes all prior oral or written agreements or understandings between Executive and the Company with respect to such subject matter; provided however, that the Previous Agreements shall remain in effect through the Separation Date and that the Non-Compete Agreement and the Confidentiality Agreement shall remain in effect as set forth in Section 6 above.

            13.2 AMENDMENT; WAIVER. This Agreement may not be amended, supplemented, cancelled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

            13.3 BINDING EFFECT; ASSIGNMENT. The rights and obligations of this Agreement shall bind any successor of the Company by reorganization, merger, acquisition or consolidation, or any assignee of all or substantially all of the Company's business and properties. The Company will require any successor to all or substantially all of the business and/or assets of the company (whether direct or indirect, by purchase, merger, consolidation, asset or stock acquisition or otherwise) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Agreement, "the Company" shall mean the Company as hereinbefore defined and any successor to all or substantially all of its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. The Company agrees to require any such successor to acknowledge its obligation pursuant to this Agreement in a binding written agreement approved by Executive prior to such transaction.

            13.4 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

            13.5 APPLICABLE LAW. This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. Executive hereby irrevocably submits and acknowledges and recognizes the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

            13.6 FURTHER ASSURANCES. The Company and Executive agree to execute, acknowledge, deliver and perform, or cause to be executed, acknowledged, delivered or performed, at any time, or from time to time, as the case may be, all such further documents, acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be necessary or proper to carry out the provisions or intent of this Agreement.

            13.7 SEVERABILITY. If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting or reducing it so as to be enforceable to the extent compatible with then applicable law.

      EXECUTION

      The parties executed this Agreement as a sealed instrument as of the date first written above.

                                                  POLYMEDICA CORPORATION

/s/ John K. P. Stone, III                         /s/ Fred H. Croninger, III
_________________________________                 ______________________________
John K. P. Stone, III                             Fred H. Croninger, III
                                                  Chief Financial Officer

                                                                       Exhibit 1

                              LETTER OF RESIGNATION

I, John K. P. Stone, III, hereby resign as Senior Vice President of PolyMedica Corporation as well as any other unnamed positions that I may hold in any affiliate or subsidiary of PolyMedica Corporation effective the close of business on December 31, 2004.

______________________                               ___________________________
DATE                                                 John K. P. Stone, III

                                                                       Exhibit 2

                            GENERAL RELEASE OF CLAIMS

I, John K. P. Stone, III, hereby fully, forever, irrevocably and unconditionally release, remise and discharge PolyMedica Corporation, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies and each of their agents and employees (each in their individual and corporate capacities) (hereinafter, the "Released Parties") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature which I ever had or now have against the Released Parties arising out of my employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964 29 U.S.C. Section 621 et seq., the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., the Americans With Disability Act of 1990, 42 U.S.C.
Section 12101 et seq., the Family and Medical Leave Act, 29 U.S.C. Section 2601 et seq., 1973, 29 U.S.C. Section 701 et seq., the Rehabilitation Act of 1973, 29 U.S.C. Section 701 et seq., and the Massachusetts Fair Employment Practices Act, M.G.L. c.151B, Section 1 et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. Section 1681 et seq., the Employee Retirement Income Security Act of 1974 ("ERISA"), 29 U.S.C. Section 1001 et seq., the Massachusetts Civil Rights Act of M.G.L. c.12 Sections 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c.93, Section 102 and M.G.L. c.214,
Section 1C, the Massachusetts Labor and Industries Act, M.G.L. c.149, Section 1 et seq., and the Massachusetts Privacy Act, M.G.L. c.214, Section 1B, all as amended; the Florida Civil Rights Act; and the Florida Whistleblower Act; 31 U.S.C. Section 3729 et seq., all common law claims including, but not limited to, actions in tort, defamation and breach of contract; and any claim or damage arising out of my employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this General Release of Claims prevents me from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that I acknowledge that I may not be able to recover any monetary benefits in connection with any such claim, charge or proceedings) and, provided further, that the foregoing General Release of Claims shall not apply to the Non-Compete Agreement or the Confidentiality Agreement executed by me.

I acknowledge that I have been given at least twenty-one (21) days to consider this General Release of Claims, and that the Company advised me to consult with an attorney of my own choosing prior to signing this General Release of Claims. I understand that I may revoke this General Release of Claims for a period of seven (7) days from today and that this General Release of claims shall not be effective or enforceable until the expiration of the seven (7) day Revocation Period.

______________________                               ___________________________
Date                                                 John K. P. Stone, III

                                                                       Exhibit 3

                            GENERAL RELEASE OF CLAIMS

      PolyMedica Corporation ("the Company") hereby fully, forever, irrevocably and unconditionally releases, remises and discharges John K. P. Stone, III (the "Executive") from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys' fees and costs), of every kind and nature, whether known or unknown, which it ever had or now has against the Executive, his agents and attorneys, arising out of his employment with or separation from the Company including, but not limited to, all statutory or common law claims, breaches of duty, actions in tort, defamation and breach of contract, any claim concerning any of the Previous Agreements or any amendments thereof entered into between the Executive and the Company, and any claim or damage arising out of the Executive's employment with or separation from the Company, provided the foregoing release shall not apply to the Non-Compete Agreement or the Confidentiality Agreement executed by the Executive.

      Nothing contained in this release shall be deemed to defeat the right, if any, of any issuer or underwriter of Directors' and Officers' liability insurance for PolyMedica Corporation and its directors and officers to recover monies on a theory of subrogation, indemnification or contribution.

___________________________                     ________________________________
Date                                            Fred H. Croninger, III
                                                Chief Financial Officer
                                                PolyMedica Corporation